EXHIBIT 99.1

PRESS RELEASE, DATED AUGUST 8, 2006, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE FIRST FISCAL QUARTER OF 2007

EnerSys Reports First Fiscal Quarter of  2007 Results

READING, PA, August 8, 2006/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the first fiscal quarter of 2007.  Net earnings for the Company’s first fiscal quarter of 2007 were $ 12.2 million, or $0.26 per basic and diluted share, including $0.04 per share favorable impact from a previously disclosed legal settlement, compared to net earnings of $8.8 million, or $0.19 per basic and diluted share in the first fiscal quarter of the prior year. These results exceed the range of $0.17 - $0.21 diluted EPS guidance previously provided on June 14, 2006, which also included the $0.04 favorable impact.

Net sales for the first fiscal quarter of 2007 were $359.0 million compared to $303.8 million in the comparable period of the prior year, or an increase of 18.2%.  The results reflect the acquisition of FIAMM SpA’s motive power business, which occurred on June 1, 2005, and GAZ GmbH’s reserve power business, which occurred on October 11, 2006. These two acquisitions contributed sales of approximately $18 million in the first fiscal quarter of 2007 as compared to $7 million in the comparable period of the prior year or approximately 3 percentage points of the 18.2% increase compared to the prior year.  Additionally, foreign currency translation (primarily from the Euro) had a 2 percentage point favorable impact on the first fiscal quarter of 2007 net sales, compared to the comparable period in the prior year.   Net sales, excluding the effect of foreign currency translation and acquisitions, increased 12.7% in the first fiscal quarter of 2007 over the same period of 2006.  Approximately 3% of the increase in our first fiscal quarter of 2007 sales growth is attributable to selling price recovery actions.

EnerSys’ first fiscal quarter of 2007 operating results for its reporting segments, compared to the first fiscal quarter of 2006 are as follows (in millions):

	Fiscal quarter ended
	July 2, 2006		July 3, 2005
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$158.4	$11.4	$136.3	$8.4
Motive Power	200.6	14.2	167.5	9.2
	$359.0	$25.6	$303.8	$17.6

“We continue to experience strong demand for our products which we believe is due in large part to the value we bring to our customers.  We have experienced growth in our market share while we continue to increase the selling price of our products to offset the impact of commodity costs,” stated John D. Craig, Chairman, President & Chief Executive Officer of the Company. “We remain committed to our strategic direction and believe that our first quarter results are reflective of our efforts.”

Craig added, “We anticipate that for our second fiscal quarter of 2007 diluted net earnings per share will be between $0.20 and $0.24; this excludes all costs associated with the Registration Statement filed on July 27, 2006.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the first fiscal quarter ended July 2, 2006, which was filed with the U.S. Securities and Exchange Commission.

EnerSys
Summary of Earnings
(In millions, except share and per share data)
(Unaudited)

	Fiscal quarter ended
	July 2, 2006	July 3, 2005
Net sales	$359.0	$303.8
Gross profit	77.1	66.5
Operating expenses	54.3	48.9
Litigation settlement income	(2.8)	—
Operating earnings	25.6	17.6
Earnings before income taxes	17.8	13.3
Net earnings	$12.2	$8.8

Net earnings per common share
Basic	$0.26	$0.19
Diluted	$0.26	$0.19
Weighted average shares outstanding
Basic	46,338,013	46,166,709
Diluted	47,145,216	46,366,789

EnerSys will host a conference call to discuss the Company’s first fiscal quarter 2007 financial results and provide an overview of the business.  The call will conclude with a question and answer session.

The call, scheduled for August 9, 2006, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President — Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website.  There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:
Date:	Wednesday, August 9, 2006
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-261-3417
International Dial-In Number:	617-614-3673
Passcode:	10333885

A replay of the conference call will be available from 11:00 a.m. on August 9, 2006, through midnight on September 8, 2006.

The replay information is:
Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	42363111

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145.  Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide.  Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power.  Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles.  The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.